EXHIBIT 99.1

SmartHeat Inc. Prices Underwritten Public Offering of 7,246,087 Shares of Common Stock

On Friday September 18, 2009, 6:55 am EDT

NEW YORK, September 18 /PRNewswire-Asia/ – SmartHeat Inc. (“SmartHeat”)(Nasdaq: HEAT - News; website: www.smartheatinc.com), a market leader in China’s clean technology, energy savings industry announced today the pricing of a public offering of 7,246,087 shares of its common stock at a public offering price of $9.00 per share. The size of the common stock offering has been increased from the previously disclosed 5,000,000 shares. SmartHeat has granted the underwriters an over-allotment option to purchase 1,086,913 additional shares of common stock. All shares are being offered by SmartHeat. The offering is subject to customary closing conditions and is expected to close on September 22, 2009.

The net proceeds to SmartHeat, after deducting underwriting discounts and commissions and estimated offering expenses, excluding any exercise of the underwriters’ over-allotment option, are expected to be approximately $60,249,748. SmartHeat intends to use the net proceeds from the offering for general corporate purposes, including expansion of its product offerings, capital expenditures, and to meet working capital needs.

William Blair & Company, L.L.C. is acting as the sole book running lead manager and BMO Capital Markets Corp. is acting as co-lead manager.

SmartHeat’s registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on August 6, 2009. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus supplement and base prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s website at http://www.sec.gov and from William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, Attention: Syndicate (telephone: 1-312-236-1600).

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a Nasdaq Global Market listed (Nasdaq: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China’s clean technology, energy savings industry. SmartHeat manufactures standard plate heat exchangers, custom plate heat exchanger units and heat meters. SmartHeat’s products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat’s products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat’s customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China’s heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China District Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. SmartHeat’s actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat’s filings with the Securities and Exchange Commission.

Contact Information:

Ms. Jane Ai

Corporate Secretary

SmartHeat Inc.

Tel: 011-86-13309831658

Email: info@SmartHeatinc.com